UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                 SCHEDULE 13G





                   Under the Securities Exchange Act of 1934
                             (Amendment No.  )*


                    	       TRILOGY METALS INC.
             -----------------------------------------------------
                                (Name of Issuer)

                 		COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                   		   89621C105
             -----------------------------------------------------
                                 (CUSIP Number)

			           12/31/2021
             -----------------------------------------------------

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[] Rule 13d-1(b)
[X] Rule 13d-1(c)
[] Rule 13d-1(d)



----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  89621C105



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

	BERNARD SELZ


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         (a)  [  ]
         (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


     UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
     NUMBER OF      5.   SOLE VOTING POWER
	SHARES			8,400,000
BENEFICIALLY      --------------------------------------------------------------
    OWNED BY        6.   SHARED VOTING POWER
      EACH               	0
   REPORTING      --------------------------------------------------------------
     PERSON         7.   SOLE DISPOSITIVE POWER
      WITH              	8,400,000
                  --------------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER
				0

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
		8,400,000

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.82%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------


Item 1.     (a)   Name of Issuer:

                 	TRILOGY METALS INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                	SUITE 1150, 609 GRANVILLE STREET
			VANCOUVER A1 V7Y 1G5
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

	           	BERNARD SELZ
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

	          	1325 AVENUE OF THE AMERICAS, NEW YORK, NY 10019
			C/O INGALLS AND SNYDER, LLC
                  --------------------------------------------------------------
            (c)   Citizenship:

		        USA
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

	    		COMMON STOCK
                  --------------------------------------------------------------
            (e)   CUSIP Number:

	                89621C105
                  --------------------------------------------------------------



Item 3. If this statement is filed pursuant to Rules 240.13d-(1), or 13d-2(b) or (c), check whether the person filing is a:



            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act, (15 U.S.C 78o)

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the
			Act, (15 U.S.C 78c)

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act, (15 U.S.C 78c)

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act of 1940 (15 U.S.C 80a-8)

            (e)   [ ]   Investment Adviser in accordance with Section
			240.13d-1(b)(1)(ii)(E)

            (f)   [ ]   Employee Benefit Plan or endowment fund in accordance
			to Section 240.13d-1(b)(ii)(F)

            (g)   [ ]   A parent holding company or control person in
			accordance with Section 240.13d-1(b)(1)(ii)(G)


	    (h)   [ ]   A savings associations as defined in Section 3(b) of the
			Federal Deposit Insurance Act (12 U.S.C 1813)

	    (i)	  [ ]	A church plan that is excluded from the definition of an
			investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C 80a-3)

	    (j)   [ ] 	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


Item 4.     Ownership.

            (a) Amount beneficially owned:

		8,400,000

            (b) Percent of class:

		5.82%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote

			8,400,000

                  (ii) Shared power to vote or to direct the vote

 			0

                  (iii) Sole power to dispose or to direct the disposition of

			8,400,000


                  (iv) Shared power to dispose or to direct the disposition of

			0

Item 5.     Ownership of Five Percent or Less of a Class.

	    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

		INAPPLICABLE


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

	    Bernard Selz is the beneficial owner of the shares stated in response to Item 4(c)(i) and Item 4(c)(iii) with sole dispositive and voting power over the shares. With regard to the shares stated in response to Item 4(c)(ii) and Item 4(c)(iv), Mr. Selz either shares dispositive and voting power with related individuals who have granted him authorization to act on their behalf. 95,600 of the shares stated in response to Item 4(c)(ii) and Item 4(c)(iv) are held in discretionary advisory accounts of clients at Ingalls and Snyder, LLC, a registered investment adviser where Mr. Selz is employed. Mr. Selz is the investment advisor representative assigned to direct the investments for the advisory accounts.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

		INAPPLICABLE

Item 8.     Identification and Classification of Members of the Group.

		INAPPLICABLE

Item 9.     Notice of Dissolution of Group.

		INAPPLICABLE


Item 10.    Certification.



            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 12/31/2021


BY: /s/ BERNARD SELZ
----------------------------------
                      (Signature)*


BERNARD SELZ